Exhibit 10.97

DRAFT: 4/18/03

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the ___day of ___, 2003, by and between XRG Logistics, a Florida corporation having its principal office located at 5301 W. Cypress Street, Suite 111, Tampa Florida 33607 (hereinafter “XRGL”), and Stanley Shadden, an individual residing in ___County, Tennessee (hereinafter “Executive”).

Witnesseth:

     Concurrently with the execution and delivery of this Agreement, XRG, Inc., a Delaware corporation and the parent corporation of XGRL (“XRG”), is purchasing the stock of XRG Logistics, Inc., a Florida corporation (“Stock Purchase”). Upon the consummation of the Stock Purchase, XRGL desires to employ the Executive, and the Executive wishes to accept such employment with XRGL, upon the terms and conditions set forth in this Agreement.

     Accordingly, in consideration of the foregoing and the respective covenants of the parties set forth herein, the parties, intending to be legally bound, agree as follows:

     1. Employment. XRGL hereby employs the Executive and the Executive hereby accepts employment by XRGL upon the terms and conditions hereinafter set forth. All previous employment agreements or other terms and conditions of employment between any other entity and the Executive are hereby terminated and are superseded by this Agreement.

     2. Term. Subject to the provisions of Paragraph 11 hereof, the term of the Executive’s employment by XRGL under this Agreement shall commence on the date hereof and shall continue for a term of five (5) years (“Original Term”). Expiration of the Original Term shall not prevent XRGL from continuing the Executive’s employment beyond such expiration on such terms as may be mutually satisfactory to XRGL and the Executive. The term of the Executive’s employment hereunder, including any extension beyond the Original Term, is hereinafter referred to as the “Employment Period”.

     3. Duties. The Executive shall be employed as the President of XRGL and shall have such duties as are assigned or delegated to him from time to time by the Board of Directors of XRGL. The Executive shall devote such time and attention during normal business hours to the business of XRGL as determined by the Board of Directors of XRGL. Nothing herein, however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that do not interfere or conflict with his duties hereunder.

     4. Base Compensation. The Executive shall be paid a salary at an annual rate of $96,000 during the Original Term, which shall be payable in installments in accordance with XRGL’s customary payroll practices, but no less frequently than monthly. The salary to be paid during any extension of the Employment Period beyond the Original Term will be as agreed to by XRGL and the Executive.

     5. Quarterly Bonus. The Executive shall be entitled to participate in a quarterly bonus program. The quarterly bonus program is described in Exhibit A.

     6. Stock. At the closing of the Stock Purchase, XRG will issue 50,000 shares of XRG common stock to the Executive. The Executive will be entitled to an additional 50,000 shares of XRG stock at the one-year anniversary of his employment. In addition, the Executive will be entitled to a bonus of 50,000 shares of XRG stock if XRGL of which the Executive is President, during the first year of his contract, exceeds gross revenue of $20 million with operating costs, as described in Exhibit A “The quarterly bonus program”, not exceeding 85% of gross revenue.

     7. Automobile Expense Allowance. During the Employment Period, XRGL shall pay to the Executive an automobile expense allowance of $500 per month, which shall be paid to Executive on the first business day of each month. This amount covers automobile purchase or lease payments and automobile insurance payments.

     8. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by XRGL, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of XRGL and XRGL will reimburse the Executive for all such reasonable expenses, in all cases upon the presentation by the Executive of an itemized account satisfactory to XRGL in substantiation of such expenses.

     9. Vacations. The Executive shall be entitled to paid vacations in accordance with the policies of XRGL in effect, from time to time, as determined by the Board of Directors of XRGL; but in any event, Executive shall be entitled to not less than one (1) week per year of paid vacation.

     10. Other Employee Benefits. The Executive shall, during the Employment Period, be eligible to participate in such pension, profit sharing, bonus, life insurance, hospitalization and medical and other employee benefit plans of XRGL which may be in effect from time to time to the extent he is eligible under the terms of those plans; provided, however, that the allocation of benefits under any bonus or other plan which provides that allocations thereunder shall be in the discretion of the Board of Directors of XRGL shall be as determined from time to time solely by the Board of Directors; but in any event, Executive shall be entitled to not less than group insurance with HMO plan.

     11. Termination.

          (a) The Employment Period, the Executive’s compensation and any and all other rights of the Executive under this Agreement or otherwise as an employee of XRGL shall terminate (except as to compensation and rights accrued prior to the effective date of such termination): (i) upon the death of the Executive; (ii) upon fourteen (14) days prior written notice by XRGL to Executive in the event of the physical or mental disability of the Executive (as defined in Paragraph 11 (b) below); (iii) for Cause (as defined in Paragraph 11 (c) below), immediately upon the giving of written notice thereof by XRGL to the Executive, or at such later time as such notice may specify; or (iv) without Cause at any time after the initial one-year term hereof, upon not less than sixty (60) days’ prior written notice by either the Executive or XRGL to the other party and subject to Paragraph 11 (d) below.

          (b) For purposes of this Agreement, the Executive shall be deemed to have a “physical or mental disability” if for medical reasons he has been unable to perform his duties for thirty (30) consecutive days or ninety (90) days in any 12-month period, all as determined in good faith by a physician mutually acceptable to Executive and the Board of Directors of XRGL.

          (c) For purposes of this Agreement, the term “Cause” shall be deemed to mean the Executive’s conviction of any crime, the Executive’s commission of any act of willful misconduct or dishonesty, or the material breach of any provision of this Agreement by the Executive.

          (d) In the event the Employment Period is terminated by XRGL for any reason other than for Cause or for the death or the physical or mental disability of the Executive, XRGL shall pay to the Executive, as XRGL ‘s sole and exclusive obligation related to such termination, the compensation and annual bonuses provided for in this Agreement for the remainder of the Original Term. The Executive shall also be entitled to a continuation of medical and life insurance benefits, on the same terms and conditions as existed immediately prior to such termination, for the remainder of the Original Term.

          (e) Executive may terminate his employment for good reason. For purposes of this Agreement, “good reason” shall mean a failure by XRGL to comply with any material provision of this Agreement, which failure is not cured within fourteen (14) days after a written notice of noncompliance has been given by Executive to XRGL , provided that the foregoing notice and cure provisions shall not apply to any failure by XRGL to comply with its payment obligations hereunder.

     12. Non-Disclosure Covenant. The Executive acknowledges that (i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information (as hereinafter defined); (ii) public disclosure of Confidential Information could have a material adverse impact on XRG, on XRGL or on the other subsidiaries of XRG (hereinafter “XRG Companies”) and their respective businesses; (iii) the Executive possesses substantial technical expertise and skill with respect to the business of the XRG Companies; and (iv) XRG has required the Executive to make the covenants set forth in this Section 12 as a condition to its purchase of the stock of XRG Logistics, Inc. and the Executive is willing to do so. The Executive acknowledges that the provisions of this Section 12 are reasonable and necessary with respect to the use of Confidential Information.

     As used in this Agreement, the term “Confidential Information” shall mean inventions and improvements, ideas, plans, processes, techniques, technology, customer lists, business methods, trade secrets as defined under applicable law, and other information developed or acquired by or on behalf of the XRG Companies which relate to or affect any aspect of the business of the XRG Companies. Confidential Information shall not include information that becomes generally known to the public through no act of Executive in breach of this Agreement.

     In consideration of the foregoing and of continued employment of the Executive by XRGL and the compensation and benefits paid or provided, and to be paid or provided, to the Executive by XRGL , the Executive hereby covenants and agrees as follows:

     Both during and after the Employment Period, the Executive shall not, without XRGL ‘s prior written consent, disclose to any third party, or use for any purpose other than for the exclusive benefit of the XRG Companies, any Confidential Information.

     The Executive agrees that disclosures made by the XRG Companies to governmental authorities, to their customers or potential customers, to their suppliers or potential suppliers, to their employees or potential employees, to their consultants or potential consultants or disclosures made by the XRG Companies in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

     The Executive shall not remove from the premises of the XRG Companies, except when appropriate to the pursuit of their business, any document, record, notebook, plan, model, component, or device. The Executive recognizes that, as between the XRG Companies and the Executive, all such documents, records, notebooks, plans, models, components or devices, whether or not developed by the Executive, are the exclusive property of the XRG Companies. In the event of termination of the Executive’s employment with XRGL , or upon the earlier request of any of the XRG Companies during the Employment Period, the

Executive shall return to the XRG Companies all documents, records, notebooks, plans, models, components, and devices in the Executive’s possession or subject to the Executive’s control. The Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any such document, record, notebook, plan, model, component or device.

     13. Covenant Not to Compete: Non-Interference.

          (a) The Executive acknowledges that the services to be performed under this Agreement are of a special and unique character, that the businesses of the XRG Companies are national in scope, that their services are marketed throughout the United States, and that the XRG Companies compete with other organizations that are or could be located in any part of the United States. The Executive further acknowledges that XRG requires the Executive to agree to the provisions of this Section 13 as a condition to its purchase of the stock of XRG Logistics, Inc. In consideration of the foregoing, and in consideration of his continued employment by XRGL the Executive hereby covenants and agrees that he shall not:

               (i) during the Employment Period, and for a period of five (5) years thereafter, directly or indirectly engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed, associated or in any manner connected with, or render services or advice to, any business whose services or activities compete, in whole or in part, with the services or activities of the XRG Companies within the geographical territories within the United States in which the XRG Companies at any time during the Employment Period conduct their respective businesses;

               (ii) whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period, and for a period of five (5) years thereafter, solicit the business of any person or entity known by the Executive to be a customer of the XRG Companies, whether or not the Executive had personal contact with such person or entity during his employment with XRGL and

               (iii) whether for the Executive’s own account or the account of any other person at any time during the Employment Period and for a period of five (5) years thereafter, solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of any of the XRG Companies during the Executive’s Employment Period, or in any manner induce or attempt to induce any employee of any of the XRG Companies to terminate his/her employment with such company.

     It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 13 are essential elements of this Agreement and that but for the agreement of the Executive to comply with such covenants, XRGL would not have entered into this Agreement. XRGL and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the XRG Companies.

          (b) Notwithstanding any provision of this Agreement to the contrary, the restrictions set forth in Section 13(a) hereof shall not apply in the event that XRGL terminates the Employment Period during the Original Term for any reason other than for Cause or the physical or mental disability of the Executive.

          (c) Notwithstanding that the Executive’s employment hereunder may expire or be terminated as provided in Section 11 hereof, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of the Executive contained in Section 13.

     14. Injunctive Relief. The Executive acknowledges that the damages that would be suffered by the XRG Companies as a result of a breach of the provisions of Section 12 or 13 of this Agreement may not be calculable, and that an award of a monetary judgment to any of the XRG Companies for such a breach would be an inadequate remedy. Consequently, any of the XRG Companies shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement and such company shall not be obligated to post bond or other security in seeking such relief.

     15. Definition of “person”. The term “person” shall mean any individual, corporation, firm, association, partnership, limited liability company or other legal entity or other form of business organization.

     16. Compliance with Other Agreements. The Executive represents and warrants that the execution and delivery by the Executive of this Agreement and the performance by the Executive of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which he is or may be bound.

     17. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     18. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including, without limitation, any entity with which XRGL may merge or consolidate or to which it may transfer all or substantially all of its assets. Insofar as the Executive is concerned, this Agreement, being personal, may not be assigned.

     19. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first class mail, postage prepaid.

     20. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

     21. Severability. If any provision or provisions of this Agreement shall be declared invalid or unenforceable, any such provision or provisions shall be deemed severed from the remainder of the provisions contained herein which shall otherwise remain in full force and effect.

     22. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof. The Executive hereby submits to the jurisdiction and venue of the Circuit Court of the State of Florida for the County of Hillsborough or the United States District Court for -the Middle District of Florida, Tampa Division, for purposes of any legal action related hereto. The Executive agrees that service upon him in any such action may be made by first class mail, certified or registered.

     23. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement (except for matters covered by Section 14 hereof) shall be settled by arbitration by the American

Arbitration Association (“AAA”) in accordance with the then current rules in effect governing arbitration of such matters. The arbitration shall be conducted in Tampa, Florida by three (3) independent and impartial arbitrators. The award rendered by the arbitrators shall be final and a judgment may be entered upon it according to applicable law in any court having jurisdiction. The arbitrators shall, in the award, allocate the costs and expenses of the arbitration, including AAA fees and expenses, arbitrator compensation and expenses, the cost of any court reporter or stenographer employed by the parties and the reasonable attorneys. fees and expenses of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above first written.

XRG, Inc.	EXECUTIVE:
a Delaware corporation

for XRG Logistics, Inc.

By:

Neil Treitman

Title: Chief Operating Officer

Attachment:
Exhibit A — Description of Quarterly Bonus Program

EXHIBIT A

QUARTERLY BONUS PROGRAM

Stanley Shadden, a participant in the XRG Logistics, Inc quarterly bonus program shall be entitled to receive, on a quarterly basis, a payment equal to 50% of the “bonus pool” as defined below.

The XRG Logistics, Inc bonus pool shall be determined on a fiscal quarter basis and shall be the amount (if any) by which the total operating expenses for such quarter are less than 85% of the total gross revenue for XRG Logistics, Inc for such quarter. If in anyone quarter the calculation is negative no bonus will be earned, and the negative amount will be carried forward to future quarters until it is exhausted.

The following items are included in determining quarterly operating expense:

Wages and salaries of all drivers, maintenance, dispatch, sales, and all other operations personnel designated at the start of each quarter;

Rental space and rental equipment rental related to dispatch or operations;

Depreciation on assets used in dispatch or operations;

Office supplies and equipment related to dispatch or operations;

Utilities related to dispatch or operations;

Debt service interest or lease payments on transportation equipment not including any payments related to the purchase agreement;

Payments to owner/operators;

Licenses and permits, and any other costs related to the transportation equipment;

Professional fees, consultant fees related to dispatch or operations;

Telephone, fax and broadband lines related to dispatch or operations;

Travel and lodging costs related to dispatch, sales or operations;

Dispatch, sales, or operations employee automobile expenses, medical and benefit expenses, payroll taxes, and other employee related costs;

“Operations” is defined as the costs directly associated with the operation of the rolling stock, or transportation costs. A chart of accounts will be developed which will categorize expenses into transportation costs, or sales, and dispatch costs. All expenses used in calculating the bonus pool will be recorded in one of these two categories.

Gross revenue will include all revenue invoiced by the company for freight movements, including brokerage freight. The bonus pool will consist of 85% of all freight revenue and an additional 4% of all brokerage revenue.